Exhibit 99.1

News Release

Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FULL YEAR AND

FOURTH QUARTER 2016 HIGHLIGHTS AND FINANCIAL RESULTS

- Reported fourth quarter 2016 GAAP net loss of $22.2 million, or ($0.61) per share

- Reported 2016 GAAP net loss of $529.2 million, or ($14.71) per share

- New Chief Executive Officer adds leaders to bolster Servicing, Compliance and Human Resources areas

- Multiple initiatives underway to address current performance, grow core businesses and eliminate non-strategic operations

Tampa, FL, March 14, 2017 – Walter Investment Management Corp. (NYSE: WAC) today reported a GAAP net loss for the year ended December 31, 2016 of $529.2 million, or ($14.71) per share, as compared to a GAAP net loss of $263.2 million, or ($7.00) per share for the year ended December 31, 2015. The 2016 net loss includes goodwill and intangible assets impairment charges of $202.3 million after tax, or ($5.62) per share, and non-cash charges of $140.7 million after tax, or ($3.91) per share, resulting from fair value changes due to changes in valuation inputs and other assumptions. Adjusted EBITDA (“AEBITDA”) for the year was $322.9 million and Adjusted Loss was $81.4 million after tax, or ($2.26) per share. The goodwill impairment charges incurred in the current year within the Servicing segment were driven by lower than expected operating results due to elevated expense levels in Servicing and lack of new business in ARM. The intangible assets impairment occurred in the Reverse Mortgage segment and was driven by the shift in strategic direction and reduced profitability expectations for the business.

GAAP net loss for the quarter ended December 31, 2016 was $22.2 million, or ($0.61) per share, as compared to a GAAP net loss of $117.1 million, or ($3.16) per share for the quarter ended December 31, 2015. The 2016 net loss includes goodwill impairment charges of $8.2 million after tax, or ($0.22) per share, and non-cash benefit of $97.0 million after tax, or $2.67 per share, resulting primarily from fair value changes due to changes in valuation inputs and other assumptions. AEBITDA for the current quarter was $43.3 million and Adjusted Loss was $40.1 million after tax, or ($1.10) per share. Factors contributing to the fourth quarter adjusted loss and AEBITDA include a reduction in servicing revenue and higher G&A expenses offset by lower salaries and benefits costs.

“The performance we saw during fourth quarter 2016 and full-year 2016, is not acceptable to myself, our leadership team, our associates and the Walter Board of Directors. Since joining Walter in September, my focus has been on putting together a plan to reduce our cost structure and improve efficiency, with a strong emphasis on performance management and controls. We also restructured our leadership team by adding key leaders to drive the way forward. I am excited to be a part of this organization and we are ready to face the challenges ahead, confident that the changes underway will put Walter in the best position to succeed but it will take time to implement and realize the benefits of these changes” concluded Mr. Renzi.

Full Year and Fourth Quarter 2016 Financial and Operating Overview

Total revenue for the year ended December 31, 2016 was $1.0 billion, a decrease of $278.5 million as compared to the year ended December 31, 2015, primarily due to $153.3 million lower net servicing revenue and fees, $44.4 million lower net gains on sale of loans and $28.7 million in lower interest income on loans. The decrease in net servicing revenue resulted from $78.5 million higher fair value losses on mortgage servicing rights primarily due to changes in interest rates and forward projections of the interest rate curve during the first half of 2016, $47.4 million lower incentive and performance fees driven by lower real estate management fees and lower HAMP fees and $28.5 million lower servicing fees primarily due to a combination of runoff of our third-party servicing portfolio, a shift in the portfolio from servicing to subservicing resulting from the sale of servicing rights to NRM, and an overall increase in delinquencies. Total expenses for the year ended December 31, 2016 were $1.8 billion, an increase of $80.4 million as compared to the year ended December 31, 2015, reflecting $118.7 million of higher goodwill and intangible assets impairment charges in the Servicing and Reverse Mortgage segments and $45.7 million in higher general and administrative expenses due in part to additional costs to support efficiency and technology-related initiatives, higher severance and consulting costs associated with process improvement initiatives, and elevated advance provisions and other costs resulting from operational challenges within default servicing, partially offset by savings from cost reduction efforts. These higher expenses were also offset in part by $56.5 million in lower salaries and benefits primarily due to a decrease in compensation, benefits, commissions and incentives resulting from a lower average headcount driven by site closures and reorganization and lower originations volume, and $17.8 million in lower interest expense. Cash and cash equivalents for the year ended December 31, 2016 was $224.6 million, an increase of $21.8 million as compared to the prior year. This increase was primarily driven by the proceeds from the sale of servicing rights, partially offset by lower warehouse borrowing and increased payments for HMBS related obligations.

Total revenue for the fourth quarter of 2016 was $444.1 million, an increase of $112.6 million as compared to the prior year quarter, primarily due to $122.0 million higher net servicing revenue and fees partially offset by $10.5 million lower fair value gains on reverse loans and related HMBS obligations. The increase in net servicing revenue resulted from $168.6 million higher fair value gains on mortgage servicing rights primarily due to an increase in interest rates and forward projections of the interest rate curve. Offsetting this increase was $28.1 million of lower servicing fees primarily due to a combination of runoff of our third-party servicing portfolio, a shift in the portfolio from servicing to subservicing resulting from the sale of servicing rights to NRM, and an overall increase in delinquencies, and $11.8 million lower incentive and performance fees driven by a change in incentive programs that resulted in a one-time incentive payment in the fourth quarter of 2015. Total expenses for the fourth quarter of 2016 were $417.2 million, a decrease of $131.0 million as compared to the prior year quarter, primarily resulting from a $137.9 million decrease in goodwill impairment charges.

Fourth Quarter 2016 Segment Results

Results for the Company’s segments are presented below.

Servicing

Our subsidiary, Ditech, serviced 1.9 million accounts, with a UPB of $225.8 billion as of December 31, 2016. During the three months ended December 31, 2016, the Company experienced a net disappearance rate of 16.8%, an increase of 3.5% as compared to the prior year quarter.

The Servicing segment reported $83.5 million of pre-tax income for the fourth quarter of 2016 as compared to a pre-tax loss of $148.6 million in the prior year quarter. During the fourth quarter of 2016, the segment generated revenue of $338.5 million, a $118.2 million increase as compared to the fourth quarter of 2015. This increase was primarily the result of $168.6 million higher fair value gains on our mortgage servicing rights, partially offset by $28.4 million lower servicing fees primarily due to a combination of runoff of our third-party servicing portfolio, a shift in the portfolio from servicing to subservicing resulting from the sale of servicing rights to NRM, and an overall increase in delinquencies, and $11.0 million lower incentive and performance fees.

Total expenses for the Servicing segment were $254.0 million, a decrease of $115.6 million as compared to the prior year quarter, reflecting a $137.9 million decline in goodwill impairment charges and a decrease in salaries and benefits of $11.6 million resulting primarily from lower average headcount driven by site closures and reorganization. This was partially offset by $27.4 million higher G&A expenses driven by $22.1 million higher advance loss provision attributable to additional reserves established on contested foreclosure, collectability of certain non-assessed items and additional reserves on rejected and aged items, and $9.5 million in costs related to NRM transactions. In addition, there was $17.6 million in higher severance and consulting costs associated with process improvement initiatives. Current quarter expenses also included $15.0 million of interest expense and $10.6 million of depreciation and amortization.

The segment reported Adjusted Loss of $47.3 million and AEBITDA of $23.1 million and a decline of $54.8 million and $67.3 million respectively, as compared to the prior year quarter. These declines were primarily due to lower servicing fees and incentive and performance fees coupled with higher G&A expenses.

Originations

Ditech generated total pull-through adjusted locked volume for the fourth quarter of $4.9 billion. Total pull-through adjusted locked volumes declined $0.6 billion as compared to the prior year quarter, primarily due to a decline in the correspondent lending channel. Funded loans in the current quarter totaled $5.3 billion, a decrease of $0.3 billion from the prior year quarter, driven by declines in the correspondent lending channel. The combined direct margin for the current quarter was 99 bps, consisting of a weighted average of 171 bps direct margin in the consumer lending channel and 42 bps direct margin in the correspondent channel. The increase in combined direct margin of 36 bps from the prior year quarter resulted primarily from a slight shift in mix from lower margin correspondent channel to higher margin consumer channel. The Originations business delivered a recapture rate of 19% for the current quarter.

The Originations segment reported $21.4 million of pre-tax income for the three months ended December 31, 2016, an increase of $9.2 million over the prior year quarter. The segment generated revenue of $105.5 million in the fourth quarter of 2016, an increase of $2.7 million over the prior year quarter. Net gains on sales of loans improved $9.0 million as compared to the prior year quarter, primarily due to strong margins driven by a channel mix shift to the higher margin consumer channel, partially offset by $5.5 million lower originations fee income resulted from there having been no closing cost incentives offered in the consumer lending channel in the fourth quarter of 2016.

Expenses for the Originations segment of $84.1 million declined $6.5 million compared to the prior year quarter, driven by an $8.0 million decrease in salaries and benefits resulting from lower average headcount and a $3.5 million decrease in advertising expense. Expenses for the quarter also included $9.3 million of interest expense and $2.0 million of depreciation and amortization.

The segment generated Adjusted Earnings of $32.4 million and AEBITDA of $35.5 million for the fourth quarter of 2016, an increase of $16.0 million and $15.1 million, respectively, as compared to the prior year quarter, driven by lower G&A and salaries and benefits expenses.

Reverse Mortgage

The Reverse Mortgage business grew its servicing portfolio by 3% since December 31, 2015 to $20.7 billion of UPB at December 31, 2016. During the year, the business securitized $868.0 million of HECM loans.

The Reverse Mortgage segment reported $39.6 million of pre-tax loss in the current quarter, as compared to $30.5 million of pre-tax loss in the prior year quarter. The segment generated revenue of $8.5 million for the quarter, a decline of $9.6 million as compared to the prior year quarter primarily due to $10.5 million of lower net fair value gains on reverse loans and related HMBS obligations largely resulting from higher interest rates in 2016 as compared to 2015. Current quarter revenues included $10.0 million in net servicing revenue and fees, $2.5 million in net fair value losses on reverse loans and related HMBS obligations and $1.0 million of other revenues. Total expenses for the fourth quarter of $47.5 million were consistent with the prior year quarter.

The segment reported an Adjusted Loss of $15.2 million and AEBITDA of ($13.4) million for the fourth quarter of 2016, a decline of $3.9 million and $4.4 million, respectively, as compared to the prior year period, related to increases in the curtailment liability primarily due to revisions to assumptions for this estimate.

Other Non-Reportable Segment

The Other Non-Reportable segment reported $38.5 million of pre-tax loss for the fourth quarter of 2016, an improvement of $2.9 million as compared to the prior year quarter, primarily due to a decline in expenses offset by lower gains in the current quarter. The segment reported nominal revenue in both the current and prior year quarters. Total expenses of $40.5 million in the current quarter decreased $9.2 million as compared to the prior year quarter, driven by non-recurring costs incurred during 2015 related to the Investment Management business and a lower provision for advances related to the Non-Residual Trusts during 2016.

The Other non-reportable segment had an Adjusted Loss of $34.7 million and AEBITDA of ($1.9) million for the fourth quarter of 2016 as compared to an Adjusted Loss of $33.6 million and AEBITDA of ($0.7) million in the fourth quarter of 2015.

Debt Restructuring Initiative

We are a highly leveraged company, in relation to our ability to service our debt and on a relative basis in comparison to our peers. We depend upon ongoing access to the loan markets and the capital markets on commercially satisfactory terms to finance our business on a daily basis, and we would also need access to those markets to refinance our corporate debt. We have engaged Weil, Gotshal & Manges LLP and Houlihan Lokey to assist us in reviewing a number of potential actions we may take to reduce our leverage.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a leading independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Tampa, FL, the Company has approximately 4,900 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any strategic review we conduct. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in Item 1A. Risk Factors in our annual and quarterly reports filed with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, foreclosure practices, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•	our dependence on U.S. government-sponsored entities and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies’ respective residential loan selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by the Company;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing business and our mortgage loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: increase the mix of our fee-for-service business, including by entering into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities in the consumer and wholesale lending channels; reduce our debt; and execute and realize planned operational improvements and efficiencies, including those relating to our non-core assets;

•	the success of our business strategy in returning us to profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on September 30, 2017, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•	risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax asset, including the risk of an “ownership change” under Section 382 of the Code, changes to existing tax rates or any additional valuation allowance;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with a material weakness in our internal controls over financial reporting, including the timing and effectiveness of our remediation plan;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(in thousands, except per share data)

	For the Years Ended December 31,
	2016	2015	2014
REVENUES
Net servicing revenue and fees	$340,991	$494,267	$601,510
Net gains on sales of loans	409,448	453,840	462,172
Net fair value gains on reverse loans and related HMBS obligations	59,022	98,265	109,972
Interest income on loans	45,700	74,365	134,555
Insurance revenue	41,968	47,201	71,010
Other revenues	98,588	106,321	107,934

Total revenues	995,717	1,274,259	1,487,153
EXPENSES
General and administrative	619,772	574,091	577,506
Salaries and benefits	520,357	576,817	578,627
Goodwill and intangible assets impairment	326,286	207,557	82,269
Interest expense	255,781	273,606	303,103
Depreciation and amortization	59,426	69,128	72,721
Other expenses, net	10,530	10,557	10,803

Total expenses	1,792,152	1,711,756	1,625,029
OTHER GAINS (LOSSES)
Net gains on extinguishment	14,662	4,660	—
Other net fair value gains (losses)	(4,234)	7,398	19,280
Other	(3,811)	21,013	(744)

Total other gains	6,617	33,071	18,536
Loss before income taxes	(789,818)	(404,426)	(119,340)
Income tax benefit	(260,660)	(141,236)	(9,012)

Net loss	$(529,158)	$(263,190)	$(110,328)

OTHER COMPREHENSIVE INCOME (LOSS) BEFORE TAXES
Change in postretirement benefits liability	$100	$193	$138
Amortization of realized losses on closed hedges	—	—	(145)
Unrealized gain on available-for-sale security in other assets	75	503	77

Other comprehensive income before taxes	175	696	70
Income tax expense for other comprehensive income items	55	278	173

Other comprehensive income (loss)	120	418	(103)

Total comprehensive loss	$(529,038)	$(262,772)	$(110,431)

Net loss	$(529,158)	$(263,190)	$(110,328)
Basic and diluted loss per common and common equivalent share	$(14.71)	$(7.00)	$(2.93)
Weighted-average common and common equivalent shares outstanding — basic and diluted	35,973	37,578	37,631

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$224,598	$202,828
Restricted cash and cash equivalents	204,463	708,099
Residential loans at amortized cost, net (includes $5,167 and $4,457 in allowance for loan losses at December 31, 2016 and 2015, respectively)	665,209	541,406
Residential loans at fair value	12,416,542	12,673,439
Receivables, net (includes $15,033 and $16,542 at fair value at December 31, 2016 and 2015, respectively)	267,962	137,190
Servicer and protective advances, net (includes $146,781 and $120,338 in allowance for uncollectible advances at December 31, 2016 and 2015, respectively)	1,195,380	1,631,065
Servicing rights, net (includes $949,593 and $1,682,016 at fair value at December 31, 2016 and 2015, respectively)	1,029,719	1,788,576
Goodwill	47,747	367,911
Intangible assets, net	11,347	84,038
Premises and equipment, net	82,628	106,481
Deferred tax assets, net	299,926	108,050
Assets held for sale	71,085	—
Other assets (includes $87,937 and $58,512 at fair value at December 31, 2016 and 2015, respectively)	242,290	200,364

Total assets	$16,758,896	$18,549,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $11,804 and $6,475 at fair value at December 31, 2016 and 2015, respectively)	$759,011	$597,926
Servicer payables	146,332	603,692
Servicing advance liabilities	783,229	1,229,280
Warehouse borrowings	1,203,355	1,340,388
Servicing rights related liabilities at fair value	1,902	117,000
Corporate debt	2,129,000	2,157,424
Mortgage-backed debt (includes $514,025 and $582,340 at fair value at December 31, 2016 and 2015, respectively)	943,956	1,051,679
HMBS related obligations at fair value	10,509,449	10,647,382
Liabilities held for sale	2,402	—

Total liabilities	16,478,636	17,744,771

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 36,391,129 and 35,573,405 shares at December 31, 2016 and 2015, respectively	364	355
Additional paid-in capital	596,067	591,454
Retained earnings (accumulated deficit)	(317,104)	212,054
Accumulated other comprehensive income	933	813

Total stockholders’ equity	280,260	804,676

Total liabilities and stockholders’ equity	$16,758,896	$18,549,447

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

The Company revised its method of calculating Adjusted Earnings (Loss) beginning with the Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization adjustment, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes plus: amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; servicing fee economics; and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended December 31, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$295,958	$—	$9,966	$—	$(2,736)	$303,188
Net gains on sales of loans	3,067	98,919	—	—	795	102,781
Net fair value losses on reverse loans and related HMBS obligations	—	—	(2,463)	—	—	(2,463)
Interest income on loans	10,336	12	—	—	—	10,348
Insurance revenue	10,324	—	—	—	—	10,324
Other revenues	18,835	6,573	1,037	415	(6,895)	19,965

Total revenues	338,520	105,504	8,540	415	(8,836)	444,143

EXPENSES
Interest expense	14,980	9,283	2,200	35,368	—	61,831
Depreciation and amortization	10,632	1,954	1,296	1	—	13,883
Goodwill impairment	13,158	—	—	—	—	13,158
Other expenses, net	215,211	72,838	44,009	5,135	(8,836)	328,357

Total expenses	253,981	84,075	47,505	40,504	(8,836)	417,229

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	(527)	—	—	2,558	—	2,031
Other	(486)	—	(640)	(979)	—	(2,105)

Total other gains (losses)	(1,013)	—	(640)	1,579	—	(74)

Income (loss) before income taxes	83,526	21,429	(39,605)	(38,510)	—	26,840
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	13,158	—	—	—	—	13,158
Changes in fair value due to changes in valuation inputs and other assumptions	(176,414)	—	—	—	—	(176,414)
Exit costs	4,218	1,035	4,870	4,253	—	14,376
Fair value to cash adjustment for reverse loans	—	—	20,008	—	—	20,008
Non-cash interest expense	700	—	—	2,603	—	3,303
Legal and regulatory matters	5,000	—	—	—	—	5,000
Share-based compensation expense (benefit)	(112)	429	(48)	(1,357)	—	(1,088)
Other	22,639	9,528	(436)	(1,669)	—	30,062

Total adjustments	(130,811)	10,992	24,394	3,830	—	(91,595)

Adjusted Earnings (Loss) (1)	(47,285)	32,421	(15,211)	(34,680)	—	(64,755)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	57,146	—	415	—	—	57,561
Interest expense on debt	965	—	—	32,764	—	33,729
Depreciation and amortization	10,632	1,954	1,296	1	—	13,883
Other	1,683	1,169	65	(5)	—	2,912

Total adjustments	70,426	3,123	1,776	32,760	—	108,085

Adjusted EBITDA	$23,141	$35,544	$(13,435)	$(1,920)	$—	$43,330

(1)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization adjustment, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended December 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$176,139	$—	$8,080	$—	$(2,983)	$181,236
Net gains on sales of loans	2,281	89,933	—	—	782	92,996
Net fair value gains on reverse loans and related HMBS obligations	—	—	8,032	—	—	8,032
Interest income on loans	11,816	12	—	—	—	11,828
Insurance revenue	12,878	—	—	—	—	12,878
Other revenues	17,244	12,872	2,003	459	(7,972)	24,606

Total revenues	220,358	102,817	18,115	459	(10,173)	331,576

EXPENSES
Interest expense	18,420	8,512	828	35,582	—	63,342
Depreciation and amortization	11,115	2,728	1,910	4	—	15,757
Goodwill impairment	151,018	—	—	—	—	151,018
Other expenses, net	188,997	79,322	45,840	14,149	(10,173)	318,135

Total expenses	369,550	90,562	48,578	49,735	(10,173)	548,252

OTHER GAINS
Net gains on extinguishment	—	—	—	4,660	—	4,660
Other net fair value gains	620	—	—	3,205	—	3,825

Total other gains	620	—	—	7,865	—	8,485

Income (loss) before income taxes	(148,572)	12,255	(30,463)	(41,411)	—	(208,191)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	151,018	—	—	—	—	151,018
Changes in fair value due to changes in valuation inputs and other assumptions	(20,114)	—	—	—	—	(20,114)
Exit costs	723	1,623	667	—	—	3,013
Fair value to cash adjustment for reverse loans	—	—	9,938	—	—	9,938
Non-cash interest expense	(210)	—	—	2,832	—	2,622
Legal and regulatory matters	18,227	—	555	—	—	18,782
Share-based compensation expense (benefit)	4,226	1,820	646	(100)	—	6,592
Curtailment expense	—	—	7,407	—	—	7,407
Other	2,193	713	(107)	5,077	—	7,876

Total adjustments	156,063	4,156	19,106	7,809	—	187,134

Adjusted Earnings (Loss) (1)	7,491	16,411	(11,357)	(33,602)	—	(21,057)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	70,921	—	477	—	—	71,398
Interest expense on debt	1,792	—	—	32,751	—	34,543
Depreciation and amortization	11,115	2,728	1,910	4	—	15,757
Other	(916)	1,334	(36)	197	—	579

Total adjustments	82,912	4,062	2,351	32,952	—	122,277

Adjusted EBITDA	$90,403	$20,473	$(9,006)	$(650)	$—	$101,220

(1)	Consistent with the change in 2016, we revised our method of calculating Adjusted Earnings (Loss) which is reflected in the table above.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Year Ended December 31, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$321,912	$—	$31,031	$—	$(11,952)	$340,991
Net gains (losses) on sales of loans	(4,931)	410,544	—	—	3,835	409,448
Net fair value gains on reverse loans and related HMBS obligations	—	—	59,022	—	—	59,022
Interest income on loans	45,651	49	—	—	—	45,700
Insurance revenue	41,968	—	—	—	—	41,968
Other revenues	92,351	38,837	5,742	296	(38,638)	98,588

Total revenues	496,951	449,430	95,795	296	(46,755)	995,717

EXPENSES
Interest expense	68,529	34,012	9,070	144,170	—	255,781
Depreciation and amortization	44,439	8,888	6,088	11	—	59,426
Goodwill and intangible assets impairment	319,551	—	6,735	—	—	326,286
Other expenses, net	752,721	271,413	156,783	16,497	(46,755)	1,150,659

Total expenses	1,185,240	314,313	178,676	160,678	(46,755)	1,792,152

OTHER GAINS (LOSSES)
Net gains on extinguishment	—	—	—	14,662	—	14,662
Other net fair value losses	(945)	—	—	(3,289)	—	(4,234)
Other	(1,168)	—	(1,664)	(979)	—	(3,811)

Total other gains (losses)	(2,113)	—	(1,664)	10,394	—	6,617

Income (loss) before income taxes	(690,402)	135,117	(84,545)	(149,988)	—	(789,818)
ADJUSTED EARNINGS (LOSS)
Goodwill and intangible assets impairment	319,551	—	6,735	—	—	326,286
Changes in fair value due to changes in valuation inputs and other assumptions	209,412	—	—	—	—	209,412
Exit costs	11,621	3,118	5,437	5,582	—	25,758
Fair value to cash adjustment for reverse loans	—	—	17,501	—	—	17,501
Non-cash interest expense	1,518	—	—	11,245	—	12,763
Legal and regulatory matters	7,196	—	—	—	—	7,196
Share-based compensation expense (benefit)	5,007	1,019	1,032	(490)	—	6,568
Other	40,854	14,531	3,971	(6,339)	—	53,017

Total adjustments	595,159	18,668	34,676	9,998	—	658,501

Adjusted Earnings (Loss) (1)	(95,243)	153,785	(49,869)	(139,990)	—	(131,317)
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	256,880	—	1,753	—	—	258,633
Interest expense on debt	6,469	—	—	132,925	—	139,394
Depreciation and amortization	44,439	8,888	6,088	11	—	59,426
Other	(1,634)	(1,924)	151	196	—	(3,211)

Total adjustments	306,154	6,964	7,992	133,132	—	454,242

Adjusted EBITDA	$210,911	$160,749	$(41,877)	$(6,858)	$—	$322,925

(1)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization adjustment, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Year Ended December 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$462,544	$—	$42,648	$—	$(10,925)	$494,267
Net gains (losses) on sales of loans	3,699	448,533	(98)	—	1,706	453,840
Net fair value gains on reverse loans and related HMBS obligations	—	—	98,265	—	—	98,265
Interest income on loans	74,303	62	—	—	—	74,365
Insurance revenue	47,201	—	—	—	—	47,201
Other revenues	81,756	45,250	6,794	5,345	(32,824)	106,321

Total revenues	669,503	493,845	147,609	5,345	(42,043)	1,274,259

EXPENSES
Interest expense	85,482	36,470	3,902	147,752	—	273,606
Depreciation and amortization	45,437	15,811	7,865	15	—	69,128
Goodwill impairment	151,018	—	56,539	—	—	207,557
Other expenses, net	663,545	318,028	191,640	30,295	(42,043)	1,161,465

Total expenses	945,482	370,309	259,946	178,062	(42,043)	1,711,756

OTHER GAINS (LOSSES)
Net gains on extinguishment	—	—	—	4,660	—	4,660
Other net fair value gains	75	—	—	7,323	—	7,398
Other	6,134	—	—	14,879	—	21,013

Total other gains	6,209	—	—	26,862	—	33,071

Income (loss) before income taxes	(269,770)	123,536	(112,337)	(145,855)	—	(404,426)
ADJUSTED EARNINGS (LOSS)
Goodwill impairment	151,018	—	56,539	—	—	207,557
Changes in fair value due to changes in valuation inputs and other assumptions	137,198	—	—	—	—	137,198
Exit costs	6,462	2,608	1,640	851	—	11,561
Fair value to cash adjustment for reverse loans	—	—	2,291	—	—	2,291
Non-cash interest expense	1,283	—	—	10,815	—	12,098
Legal and regulatory matters	20,445	—	5,575	—	—	26,020
Share-based compensation expense	12,700	5,557	2,395	285	—	20,937
Curtailment expense	—	—	30,419	—	—	30,419
Other	3,776	1,272	349	11,547	—	16,944

Total adjustments	332,882	9,437	99,208	23,498	—	465,025

Adjusted Earnings (Loss) (1)	63,112	132,973	(13,129)	(122,357)	—	60,599
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	269,504	—	2,053	—	—	271,557
Interest expense on debt	8,779	—	2	136,938	—	145,719
Depreciation and amortization	45,437	15,811	7,865	15	—	69,128
Other	(6,556)	8,827	139	306	—	2,716

Total adjustments	317,164	24,638	10,059	137,259	—	489,120

Adjusted EBITDA	$380,276	$157,611	$(3,070)	$14,902	$—	$549,719

(1)	Consistent with the change in 2016, we revised our method of calculating Adjusted Earnings (Loss) which is reflected in the table above.

Reconciliation of GAAP Net Loss to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss (1)	$(22.2)	$(117.1)	$(529.2)	$(263.2)
Adjust for income tax expense (benefit)	49.0	(91.1)	(260.7)	(141.2)

Income (loss) before income taxes	26.8	(208.2)	(789.9)	(404.4)
Add/(Subtract):
Amortization of servicing rights and other fair value adjustments (2)	(118.9)	51.3	468.0	408.8
Goodwill and intangible assets impairment	13.2	151.0	326.3	207.6
Interest expense	37.0	37.2	152.2	157.8
Depreciation and amortization	13.9	15.8	59.4	69.1
Exit costs (3)	14.4	3.0	25.8	11.6
Fair value to cash adjustment for reverse loans (4)	20.0	9.9	17.5	2.3
Legal and regulatory matters	5.0	18.8	7.2	26.0
Share-based compensation expense (benefit)	(1.1)	6.6	6.6	20.9
Curtailment expense	—	7.4	—	30.4
Other (5)	33.0	8.4	49.8	19.6

Subtotal	16.5	309.4	1,112.8	954.1

Adjusted EBITDA	$43.3	$101.2	$322.9	$549.7

(1)	Included in net loss is $197.0 million of revenue from capitalized servicing rights for the year ended December 31, 2016.
(2)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights, servicing rights related liabilities and charged-off loans as well as the amortization of servicing rights and the realization of expected cash flows relating to servicing rights carried at fair value.
(3)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred in the year ended December 31, 2016 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015 and 2016 in connection with our continued efforts to enhance efficiencies and streamline processes of the organization.
(4)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(5)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, gain on extinguishment of debt, interest income on unrestricted cash and cash equivalents, costs associated with transforming the business, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs, servicing fee economics, and certain non-recurring costs.

Reconciliation of GAAP Net Loss to

Non-GAAP Adjusted Earnings (Loss)

(in millions, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net loss (1)	$(22.2)	$(117.1)	$(529.2)	$(263.2)
Adjust for income tax expense (benefit)	49.0	(91.1)	(260.7)	(141.2)

Income (loss) before income taxes	26.8	(208.2)	(789.9)	(404.4)
Add/(Subtract):
Goodwill and intangible assets impairment	13.2	151.0	326.3	207.6
Changes in fair value due to changes in valuation inputs and other assumptions (2)	(176.4)	(20.1)	209.4	137.2
Exit costs (3)	14.4	3.0	25.8	11.6
Fair value to cash adjustment for reverse loans (4)	20.0	9.9	17.5	2.3
Non-cash interest expense	3.3	2.6	12.8	12.1
Legal and regulatory matters	5.0	18.8	7.2	26.0
Share-based compensation expense (benefit)	(1.1)	6.6	6.6	20.9
Curtailment expense	—	7.4	—	30.4
Other (5)	30.1	7.9	53.0	16.9

Adjusted Earnings (Loss) (6)	$(64.7)	$(21.1)	$(131.3)	$60.6
Tax expense (benefit) at estimated effective tax rate of 38%	(24.6)	(8.0)	(49.9)	23.0

Adjusted Earnings (Loss) after tax	$(40.1)	$(13.1)	$(81.4)	$37.6

Adjusted Earnings (Loss) after taxes per common and common equivalent share	$(1.10)	$(0.35)	$(2.26)	$1.00
Weighted-average common and common equivalent shares outstanding — basic and diluted	36.4	37.0	36.0	37.6

(1)	Included in net loss is $197.0 million of revenue from capitalized servicing rights for the year ended December 31, 2016.
(2)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights, servicing rights related liabilities and charged-off loans.
(3)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred in the year ended December 31, 2016 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015 and 2016 in connection with our continued efforts to enhance efficiencies and streamline processes of the organization.
(4)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(5)	Includes severance, gain on extinguishment of debt, costs associated with transforming the business, the net impact of the Non-Residual Trusts, transaction and integration costs, and certain non-recurring costs.
(6)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization adjustment, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have also been adjusted to reflect this revision.